UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DELCATH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

ROBERT B. LADD JONATHAN A. FOLTZ MICHAEL KARPF, M.D. PAUL WILLIAM FREDERICK NICHOLLS FRED S. ZEIDMAN LADDCAP VALUE ASSOCIATES LLC LADDCAP VALUE PARTNERS LP

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LADDCAP URGES STOCKHOLDERS TO VOICE THEIR OPINION AND RETURN THE BLUE CONSENT CARD TODAY

Laddcap Issues Open Letter to Fellow Delcath Stockholders Asking for Their Support and
Announcing a September 6th Conference Call

New York, August 24 - Laddcap Value Partners LP today announced that it issued the following letter to its fellow Delcath Systems Inc.’s (Nasdaq: DCTH) stockholders. Laddcap is asking its fellow Delcath stockholders for their written consent to remove and replace Delcath’s current Board of Directors with its slate of experienced nominees who will work relentlessly to advance Delcath’s technology and increase stockholder value in both the near and long-term. Laddcap is asking Delcath stockholders to return their BLUE Consent Card today.

Dear Fellow Delcath Stockholders:

Laddcap Value Partners is pleased to see the release of Delcath’s Definitive Consent Revocation Statement. Now both parties have definitive documents on file with the Securities and Exchange Commission. As we have mentioned in the past, Laddcap is simply seeking an open stockholder voting process. In our opinion, the recent negative campaigning and soliciting efforts by Delcath, its management and Board only serve to divert attention away from the true issues in this consent solicitation. Moreover, we believe that Delcath’s multiple lawsuits divert attention from the real choices facing Delcath’s stockholders; they also appear to be extremely costly for its stockholders.

The issue being decided by Delcath’ stockholders is not, as Delcath has characterized in its latest letter, a “hostile takeover attempt” that requires “defending.” We question how a stockholder consent solicitation to change Delcath’s Board, which will require approval by a majority vote of the total outstanding shares, can be properly defined as “hostile?” Hostile to whom?

Laddcap is attempting, with its own funds, to participate in an open stockholder vote to decide the future governance of Delcath. In our opinion, the present board of Delcath is attempting, using stockholders’ money, to thwart stockholder democracy. We view these tactics to, “protect stockholders,” as self-serving and an inappropriate use of corporate funds (especially for a company of Delcath’s size). We are confident that the will of the stockholders will not be stymied by Delcath’s legal maneuverings.

PLEASE SUBMIT YOUR BLUE CONSENT CARD TODAY, YOUR VOTE COUNTS TODAY.

We encourage all Delcath stockholders to engage themselves in this most democratic of processes. Nothing less than the future governance of Delcath is at stake. Please take the time to seriously and independently evaluate the issues at hand. Compare the experiences and qualifications of our nominees against the experiences and qualifications of the current Board. Voting is the only way to voice your opinion, so we urge you to take the time and vote.

OPEN CONFERENCE CALL

As we have previously stated, we believe it is important to maintain an open and on-going dialogue with stockholders. Therefore, representatives of Laddcap’s proposed slate of directors will be available on a conference call on September 6th at 4:30 p.m. (E.T.). Dial 1-888-550-5602 and enter code 0981 2532 for access to the call.

CONTACT US

If anything in this letter or in other materials you may receive from us or Delcath raises any questions for you, please contact us. We want to hear from you, hear your views concerning Delcath and answer any questions that you may have about our proposals or the unaffiliated slate of directors. Therefore, please call, write, fax or email us your name, address, email address and number of shares of Delcath stock you held on July 27, 2006; please also include your phone number. Our contact information is set forth below or you may call our consent solicitor, The Altman Group toll free at (800) 581-5375.

Thank you for your support,

LADDCAP VALUE PARTNERS LP

By: _______________________________________
Robert B. Ladd, in his capacity as the managing
member of Laddcap Value Associates LLC, the
general partner of Laddcap Value Partners LP

PLEASE SIGN, DATE AND RETURN YOUR BLUE CONSENT CARD

If you have any questions or require any assistance in executing your written consent, please call:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071
(800) 581-5375
Banks and Brokers Call Collect: (201) 806-7300

Laddcap Value Partners LP
650 Fifth Avenue, Suite 600
New York, NY 10019
(212) 259-2070
info@laddcapvalue.com

In connection with our consent solicitation, on August 17, 2006 we filed a definitive consent solicitation statement with the Securities and Exchange Commission (the “SEC”). In addition, we may file other consent solicitation materials regarding this consent solicitation. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Definitive consent solicitation statements and BLUE consent cards have been mailed to Delcath stockholders. Stockholders are also able to obtain a free copy of the definitive consent solicitation statement at the SEC’s website, www.sec.gov. The definitive consent solicitation statement may also be obtained free of charge from our offices by contacting us via the contact information set forth above.

PLEASE SIGN, DATE AND RETURN YOUR BLUE CONSENT CARD